Exhibit 99.1

Tidewater Declares Quarterly Dividend on Common Stock and Expands Plan to Repurchase Shares of its Common Stock

NEW ORLEANS, January 31, 2008 — Tidewater Inc. (NYSE:TDW) announced today that its Board of Directors has declared a quarterly dividend of $.15 per share on Tidewater’s approximately 52.6 million shares of common stock outstanding.

The dividend was declared during a regular meeting of the Board and is payable March 14, 2008, to shareholders of record on March 4, 2008.

The Company also announced today that its Board of Directors has authorized an expansion of the Company’s current share repurchase program by an additional $50 million. In July 2007, the Company’s Board of Directors authorized the company to use up to $200 million to repurchase shares of its common stock in open-market or privately-negotiated transactions. From July 2007 through December 31, 2007, the Company expended $177.5 million for the repurchase and cancellation of 3,232,200 common shares at an average price paid per common share of $54.90.

The expanded authorized repurchase program, now totaling approximately $72.5 million (consisting of $22.5 million from the previously authorized program and $50 million of additional authorization), will end on the earlier of the date that all authorized funds have been expended or June 30, 2008, unless extended by the Board of Directors. The Company intends to use its available cash and, when considered advantageous, borrowings under its revolving credit facility, to fund the share repurchases.

Tidewater Inc. owns 460 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Senior Vice President, Principal Accounting Officer and Chief Investor Relations Officer 504-566-4506

SOURCE: Tidewater Inc.